Exhibit 99.3

Defining The Quantum Reality March 2026

Disclaimer These materials are provided for informational purposes only and have been prepared to assist interested parties in making their own evaluation with respect to a business combination (the “Potential Transaction”) between Pasqal Holding SAS (“Pasqal”) and Bleichroeder Acquisition Corp. II (“Bleichroeder”) and related transactions and for no other purpose. These materials contain material non - public information, are confidential and proprietary to Pasqal and Bleichroeder, and are being furnished solely to Potential Transaction counterparties (collectively, the “Recipients” and each, a “Recipient”) solely to facilitate their consideration and evaluation of the Potential Transaction and remain subject to any Confidentiality Agreement or similar agreement entered into by each Recipient with Pasqal or Bleichroeder. By accepting this presentation, each recipient acknowledges and agrees (a) to keep this presentation confidential and to use any materials and information contained herein solely in connection with evaluating Pasqal, Bleichroeder, and their respective affiliates with respect to the Potential Transaction and otherwise in accordance with these terms and applicable law, including federal and state securities laws and (b) that all of the information contained herein is confidential and proprietary information of Pasqal and Bleichroeder. Each recipient agrees that it will not disclose this presentation or the materials and information contained herein to any person or entity other than its directors, officers and employees who are directly involved in the consideration of the Potential Transaction, have a need to know such materials and information, have been informed of the confidential nature of the materials and information and will use such materials and information only in connection with its evaluation of Pasqal, Bleichroeder and the Potential Transaction and will keep such materials and information confidential. The recipient agrees to be responsible for any breach of this disclaimer by its representatives. The information provided herein is not all - inclusive, nor does it contain all information that may be desirable or required in order to properly evaluate the Potential Transaction discussed herein. Each recipient shall rely on its own independent analysis to assess the accuracy and completeness of all materials and information contained herein, including with respect to legal, tax and accounting. The information presented in these materials has been developed internally and/or obtained from sources believed to be reliable; however, none of Pasqal, Bleichroeder or their respective subsidiaries and affiliates, directors, officers, employees, representatives, consultants, legal counsel and/or agents (as to any person or entity, its “Representatives”) guarantees nor makes any representation or warranty, express or implied, as to the accuracy, adequacy, timeliness or completeness of such information or any oral information provided in connection herewith, or any data such information generates, accepts no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information and assumes no responsibility for independent verification of such information. Pasqal, Bleichroeder and each of their Representatives expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Without limiting the generality of the foregoing, no audit or review has been undertaken by an independent third party of the financial assumptions, data, results, calculations and forecasts contained, presented or referred to in this document. Without limitation of the foregoing, none of Pasqal, Bleichroeder or their respective Representatives undertakes any obligation to update or provide additional information to a Recipient concerning a Potential Transaction or to correct or update any of the information set forth in these materials. This presentation speaks as of the date hereof and shall not be deemed to be an indication of the state of affairs of, or the absence of any change or development in, Pasqal or Bleichroeder at any other point in time. Each Recipient acknowledges that the materials may include unaudited financial information and statistical and other industry and market data obtained from industry publications and research, surveys, studies and other similar third - party sources, in each case which may include certain adjustments thereto and which may be based on various estimates and assumptions that have not been independently verified. 2

Disclaimer (Continued) 3 All statements other than statements of historical facts contained in this presentation are forward - looking statements. Forward - looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward - looking statements are based on the current expectations of Bleichroeder and/or Pasqal’s management and are subject to various known and unknown risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward - looking statements. These statements include, among other things, statements regarding future events, the Potential Transaction between Bleichroeder and Pasqal, the estimated or anticipated future results and benefits of the combined company following the Potential Transaction, including the likelihood and ability of the parties to successfully consummate the Potential Transaction, future opportunities for the combined company, the committed PIPE financing, Pasqal’s use of proceeds from its capital raising transactions and expectations with respect to future raises; Pasqal’s expectations concerning its production capacity, workforce, employees and investments; Pasqal’s expectations relating to the Potential Transaction, its plan to pursue a dual listing and timing thereof; Pasqal’s research and development expectations; Pasqal’s expectations relating to its governance and maintenance of status as a French legal entity; Pasqal’s expectations concerning relationships with strategic partners, investors, and other third parties; and other statements that are not historical facts. Nothing in these materials is, or shall be relied on as, a promise or representation as to future performance. Any projections, forecasts and other estimates contained in these materials are for illustrative purposes only, based on various assumptions that may or may not accurately reflect future developments, and involve known and unknown risks and uncertainties that may cause actual results to differ materially from those reflected in these materials. Past performance is not indicative of future results and no representation or warranty, express or implied, is made as to the accuracy of any such projections, forecasts or other estimates. Changes in assumptions may have a material impact on the information included in these materials. Any forward - looking statements speak only as of the date they are made and each of Pasqal and Bleichroeder assumes no duty to and does not undertake to update forward - looking statements. These materials do not purport to set forth all of the terms and conditions of any Potential Transaction or to contain all of the information that a prospective investor may desire or require in its consideration of any Potential Transaction. The information presented in these materials is not guaranteed as to accuracy, does not purport to be complete and should not be used to form the basis of, be relied upon for, any investment decision. These materials shall be superseded in all respects by the disclosures, terms and conditions contained in the definitive disclosure or purchase documents, as applicable, and related information and documentation, if, as and when made, which may differ materially from the information presented in these materials. None of Pasqal, Bleichroeder or any of their respective Representatives makes any representation or warranty, express or implied, regarding the legal, tax or accounting impact of any prospective investor’s investment in any Potential Transaction or any other matter described herein. By accepting delivery of these materials, each Recipient will be deemed to acknowledge and agree to the matters described above. If you are not the intended recipient of this document, please delete and destroy all copies immediately. This presentation also contains estimates and other statistical data made by independent third parties and by Pasqal and Bleichroeder relating to market size and growth and other data about Pasqal’s industry. This data involves a number of assumptions and limitations, and each recipient is cautioned not to give undue weight to such estimates and other statistical data. The information contained in the third - party citations and websites referenced in this presentation is not incorporated by reference into this presentation. In addition, projections, assumptions and estimates of Pasqal’s future performance and the future performance of the markets in which Pasqal operates are necessarily subject to a high degree of uncertainty and risk. For a description of certain risks relating to Pasqal, including its business and operations, and to the Potential Transaction, please refer to “Risk Factors” at the end of this presentation.

Disclaimer (Continued) 4 Additional Information About the Potential Transaction and Where to Find It Additional information about the Potential Transaction, including a copy of the business combination agreement will be filed by Bleichroeder in a Current Report on Form 8 - K with the SEC. The Potential Transaction will be submitted to shareholders of Bleichroeder for their consideration. Bleichroeder intends to file a registration statement on Form F - 4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which will include preliminary and definitive proxy statements to be distributed to Bleichroeder’s shareholders in connection with Bleichroeder’s solicitation of proxies for the vote by Bleichroeder’s shareholders in connection with the Potential Transaction and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Pasqal’s shareholders in connection with the completion of the Potential Transaction. After the Registration Statement has been filed and declared effective, a definitive proxy statement/prospectus and other relevant documents will be mailed to Pasqal shareholders and Bleichroeder shareholders as of the record date established for voting on the Potential Transaction. Before making any voting or investment decision, Bleichroeder and Pasqal shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, as well as other documents filed with the SEC by Bleichroeder in connection with the Potential Transaction, as these documents will contain important information about Bleichroeder, Pasqal and the Potential Transaction. Shareholders may obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed by Bleichroeder with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a written request to Bleichroeder, 1345 Avenue of the Americas, Fl 47, New York, NY 10105. Participants in the Solicitation Bleichroeder, Pasqal and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Bleichroeder’s shareholders in connection with the Potential Transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Bleichroeder’s shareholders in connection with the Potential Transaction will be set forth in a proxy statement/prospectus when it is filed by Bleichroeder with the SEC. You can find more information about Bleichroeder’s directors and executive officers in Bleichroeder’s final prospectus related to its initial public offering filed with the SEC on January 8, 2026. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources described above. No Offer or Solicitation This presentation does not constitute an officer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such jurisdiction. This presentation is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in the United States or any other jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or exemptions therefrom. Investment in any securities described herein has not been approved by the U.S. Securities and Exchange Commission (the “SEC”) or any other regulatory authority nor has any authority passed upon or endorsed the merits of the offering or the accuracy or adequacy of the information contained herein. Any representation to the contrary is a criminal offense.

Disclaimer (Continued) 5 Note Regarding Trademarks Pasqal, the Pasqal logo, and other registered or common law trade names, trademarks, or service marks of Pasqal appearing in this presentation are the property of Pasqal. This presentation contains additional trade names, trademarks, and service marks of other companies that are the property of their respective owners. Solely for convenience, Pasqal’s trademarks and trade names referred to in this presentation appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that Pasqal will not assert, to the fullest extent under applicable law, its rights, or the right of the applicable licensor, to these trademarks and trade names.

A Global Leader In Neutral Atom Quantum Computing

Pasqal

Pasqal builds and delivers **industry-ready neutral atom quantum processing units** ("QPUs") that transform **cutting-edge scientific breakthroughs** into **real-world business solutions** across **multiple industries**

Established & Global

- Founded in 2019 by Nobel Laureate
- Raised $300M+ to date
- 275+ people globally with deep bench of 70+ PhDs
- 86 patents[(1)] (53 hardware and 33 software patents)
- Offices/presence in France, US, Canada, KSA, S. Korea

Quantum Innovator Delivering QPUs Today

- Modular commercial analog QPUs capable of delivering enterprise solutions today
- QPU efficient for fault tolerant quantum computing ("FTQC")
- 1,000+ trapped atoms
- 200+ logical qubits anticipated by 2029
- Expected to demonstrate Quantum Advantage published by end of Q1'2026

Scaled Commercial Capability

- 7 QPUs in operation over 3 continents
- 3 QPUs in production
- 2 QPU manufacturing facilities operational; France and Canada
- Pasqal can ramp up to 13 QPUs per annum subject to full staffing and parts availability
- Our systems operate in standard data centers and do not require special cryogenic systems

Delivering Real Business Results Today

- Partners include IBM[(2)], Nvidia, Google & Microsoft
- 40+ clients/partners
- 25+ commercial use cases spanning 35+ customer engagements
- 640+ qubits sold to date
- $80M+ booked and awarded business including grants as of Dec-2025
- Significant growing revenue

INVESTORS AND PARTNERS TRUST US

Microsoft Azure · bpifrance · Google Cloud · European Innovation Council · IBM[(2)] · QUANTO NATION · JÜLICH Forschungszentrum · NVIDIA · LG · GENCI · Quanta Computer

(1) Includes pending patents.
(2) Pasqal is part of IBM Quantum Network.

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Pasqal To Go Public In Partnership With Bleichroeder 7 (1) Cash - in - trust as of February 28, 2026. (2) Includes over $200 million raised in Merlin Labs and over $200 million raised in Pasqal. Bleichroeder Acquisition Corp. II (Nasdaq: BBCQ), a SPAC led and backed by Michel Combes and Andrew Gundlach, is a special purpose acquisition company with $288.8M cash - in - trust (1) Bleichroeder’s unique competitive edge:  Seasoned team with decades of combined public and private investing, M&A and capital markets structuring, public company executive and board experience  Repeat sponsor team having worked on Merlin Labs in partnership with sponsor - affiliated Inflection Point  Focused on thesis - led, public ready companies that are poised for growth in partnership with the public markets Bleichroeder and Pasqal  Michel Combes will serve as Lead Independent Director of Pasqal at the closing of the business combination  Bleichroeder team to continue to serve in board and advisory appointments  Raised over $200 million of capital for each of the two target companies (2) in first 2 SPAC transactions  Leading developer of neutral atom quantum processing units  French sovereign backed  40+ clients/partners, including IBM, NVIDIA, Sumitomo and CMA CGM  25+ commercial use cases spanning 35+ customer engagements

Pasqal Leadership And Founding Team

Pasqal

Pasqal founding team created neutral atom technology, believed to be one of the most scalable technology in quantum computing

1982: **Nobel Prize experiment** demonstrating experimentally entanglement by Prof. Alain Aspect

2001: **First experimental demonstration** of a trapped neutral atom by Dr. Georges Olivier Reymond

2009-2018: **First Rydberg Blockade & Quantum simulations** by Prof. Antoine Browaeys

Leadership



Wasiq Bokhari

Chief Executive Officer

Google Cloud amazon

Massachusetts Institute of Technology



Loïc Henriet

Chief Technology Officer

ICFO

Founding Team



Dr. Georges-Olivier Reymond

Chief Strategic Alliances Officer & Co-Founder

Prof. Alain Aspect

Co-Founder & Chairman of Pasqal's Scientific Advisory Board

2022 Nobel Prize Laureate in Physics

Prof. Antoine Browaeys

Co-Founder & Scientific Lead

2025 John S. Bell Prize

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9 The Quantum Industry’s Path To Fault Tolerant Quantum Computing Industry Sector Key Milestones & Adoption Activities Finance Early adopters in portfolio optimization and risk modeling — such as major global banks — are moving from theory to utility - scale experiments. Life Sciences Use molecular docking and target ID to refine drug candidates before costly simulations. Chemicals/ Materials Use of Quantum Evolution Kernels (QEK) and analog simulators to model battery cathode materials . Logistics/ Mobility Route optimization for maritime and aviation. Early "hybrid" solvers are being tested for real - time traffic management. PHASE I: The "Quantum Utility" Era (2024 – 2026) Focus: Hybrid classical - quantum algorithms and error mitigation. Industry Sector Key Milestones & Adoption Activities Finance Transition to Quantum - enhanced Machine Learning (QML) for fraud detection. Aerospace and Automotive Physics - Informed Machine Learning is enabling practical Navier – Stokes solutions for fluid dynamics, from wing design to crash simulations. Energy & Utilities Grid - scale optimization. Quantum algorithms assist in the stability of renewable energy grids and the optimization of gas - to - liquid chemical processes. Advanced Materials Discovery of magnetic materials, designed entirely in a virtual quantum environment before lab synthesis. PHASE II: The "Quantum Advantage" Era (2027 – 2030) Focus: High - fidelity analog and logical qubits and the first "Broad - Scale" commercial impacts. PHASE III: The "Fault - Tolerant" Era (2031 – 2035+) Focus: universal Quantum Computers (10,000+ logical qubits) and "Deep Pharma" discovery. Industry Sector Key Milestones & Adoption Activities Pharma Full de novo drug discovery. Quantum computers can potentially cut drug development timelines by years. Agriculture/ Energy Allows for the creation of synthetic fertilizers without the energy - intensive Haber - Bosch process. Cybersecurity Post - Quantum Cryptography (PQC) becomes a mandatory enterprise standard. Climate Tech Precision carbon sequestration modeling and high - accuracy global weather forecasting. Pasqal is delivering and monetizing Phase I and expecting to deliver and monetize Phase II and III. Note: Based on management's reasonable estimates and assessment.

Our Technology And Product Roadmap

Pasqal

	2022	2023	2024	2025	2026E	2027E	2028E	2029E

HARDWARE R&D

Physical qubits per QPU	200 (2023–2024)	1,000 (2025–2026E)	10,000-50,000 (2027E–)
		10+ PIC enabled parallel 1Q gates	100+ PIC enabled parallel 2Q gates
Logical qubits		2 (2025–2026E)	20 (2027E–2028E); 200 (2029E)
Logical fidelity		95% (2025); 98% (2026E)	99,9% (2027E–2028E); 99,9999% (2029E)
			Break-even ✕; MegaQuOps ✕

COMMERCIAL HARDWARE PRODUCTS ON-PREM & CLOUD

Orion			Vela	Centaurus	Lyra
Alpha 100+ qubits (2023)	Beta 100+ qubits (2024)	Gamma 140 – 200+ qubits (2025–2026E)	200+ qubits First QA (2027E)	Analog & Early FTQC (2028E)	Analog & Impactful FTQC (2029E)

ALGORITHM & ACCELERATED LIBRARIES

Hybrid Quantum/Classical computing	Slurm integration (2025)	Hybrid programming model development (2026E–2028E)	Low-latency HW co-location (2029E)
Quantum application	QA on Quantum Matter (2025–2026E)	QA on Materials, Optimization & ML (2027E–)	
Open-source libraries	GML apps; Optimization applications (2025–2026E)	Specialized libraries for Q Simulation, Optimization and Graph ML (2027E–2028E)	Digital FTQC SDK and applications (2029E)

Note: Based on management's reasonable estimates with respect to product research and development.

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Neutral Atoms: A Cost-Effective Technology For Scalable Quantum Computing

Pasqal

Cost Of Machines (BOM Costs)*


Cost
Super conducting
Photonic
Ions
Neutral atoms
qubits

- Cost per qubit for neutral atoms is less than other technologies

Infrastructure Capex + Operating Costs*

Cost of the infrastructure + Energy to support machines


Cost by QPU
Neutral atoms
Ions
Super conducting
Photonic

- Compared to other technologies, neutral atoms and ions are easier to stabilize mechanically, thermally & electromagnetically
- Thanks to room-temperature, neutral-atom consume less energy and can be deployed on-site at lower cost

*Indicative understanding of the technology

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Large Market Opportunity For Pasqal Solutions

Pasqal

Quantum Market Opportunity[1]

- Quantum computing presents a projected $700-$800 billion market opportunity from 2035-2040
- End markets span across financial services, global energy, travel, transportation and mobility, healthcare, among others

Pasqal Product	Qubits	Incremental Use Cases
Orion Alpha	100+ with upgrade optionality	Optimization
Orion Beta	100+ with upgrade optionality	Optimization
Orion Gamma	140-200+	Optimization
Vela Alpha	First QA by Q1 2026[2]	QA in Materials
Centaurus	Analog & Early FTQC by 2028[2]	QA in Materials, and Optimization
Lyra	Analog & Impactful FTQC by 2029[2]	QA in Materials, Optimization, and ML

	Optimization		Machine Learning		Security		2040 Projected Market
Financial Services [1]	Portfolio Optimization	$80B	Fraud Detection	$80B			$200B
Life Sciences & Pharma [1]	Drug Discovery	$80B	Drug Discovery	$120B			$230B
Advanced Materials & Energy [1]	New Materials Design	$60B	New Materials Design	$60B			$190B
Logistics & Transport [1]	Route Optimization	$40B	Route Optimization	$40B			$70B
Cross-Sector Applications [1]	Supply Chain Opt.	$30B	Supply Chain Opt.	$30B	Cryptography	$90B	$30B
						=	$720B

(1) Source: Global Quantum Intelligence (GQI).
(2) Based on management's reasonable estimates with respect to product research and development.

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13 Pasqal’s GTM Strategy HOW WE SELL Direct Sales of QPUs and cloud hours to enterprise, HPC, supercomputing and research customers Indirect sales through Microsoft Azure and Google Cloud for cloud hours to enterprise and research customers Ecosystem partners (e.g. CapGemini, BCG, Tata) integrate/resell Pasqal’s quantum capabilities as part of broader solution deployments WHY IT WORKS Dedicated Access: enterprise customers deploy in their own data centers Low Barrier To Entry : cloud access provides easier access and lowers capital expenditures Business Relevance: differentiated catalog of existing use cases for various industries Scalability And Compatibility: integration with existing workflows WHAT WE SELL Quantum Processor Units (QPUs) on - premises deployments to HPC and supercomputing datacenters Cloud access to QPUs (QCaaS) via Pasqal’s private cloud, Google Cloud or Microsoft Azure to enterprise and R&D community Quantum Solutions: Enterprise software solutions on real quantum hardware to accelerate business impact

14 A Pioneer In Quantum Solutions Offerings ENERGY & UTILITIES Energy generation, Oil & Gas: Various upstream, midstream and downstream use cases Energy management: Optimize grid operations and smart distribution Advanced materials: Speed up next - gen batteries and energy storage Renewable innovation: Improve renewable energy design, storage solutions to drive sustainability We have identified 25+ use cases in multiple industry verticals Portfolio optimization: Optimize portfolio allocation Risk modeling : Early detection of risk profile changes € $ FINANCIAL SERVICES Materials science : Accelerate material discovery with atomic structure modeling, material simulations Energy transition : Optimize battery modeling, and low - carbon fuels Small molecule pharmaceuticals : Modeling of toxicity and water binding of small molecule drugs HIGH VALUE MATERIALS & CHEMICALS LOGISTICS & MOBILITY Network optimization: Optimize routes and reduce congestion Energy transition : Optimize battery modeling, and low - carbon fuels Aerodynamic design : Accelerate aircraft aerodynamic optimization

15 Quantum Computing Is The Third Pillar Of The Future Of HPC: CPU+GPU+QPU Based Computation VISUALISATION OF A HYBRID FUTURE HPC WORKFLOW CPU GPU CPU GPU QUANTUM HPC workflows combine multiple types of specialized computing resources: Quantum computing will be one of them Complex challenges will be addressed through an iterative, hybrid process that leverages quantum, AI and classical computing The Cloud provides the essential infrastructure to integrate quantum & classical workflows, closing the gap between current HPC systems and next - generation hybrid computing solutions QUANTUM 15

First - of - its - kind collaboration in Quantum Computing to combine neutral atom and superconducting modes Long - term collaboration around software innovation and integration for quantum - centric supercomputing Start of commercial co - sales 16 Key Partners Accelerate and Support Scalable Quantum Adoption Pasqal QPUs integrated as backends in NVIDIA CUDA - Q, the open - source platform for accelerated quantum supercomputing Pioneer in the adoption of NVIDIA NVQLink , the open reference platform architecture for the tight integration of quantum hardware with state - of - the - art accelerated computing Partnership extension with Microsoft Azure to allow wider accessibility of quantum technology through the Azure cloud Reduce costly infrastructure barriers for companies wanting to use Pasqal’s QPU, by leveraging the flexible, pay - as - you - go model of Google Cloud BLUE - CHIP TECHNOLOGY PARTNERS IBM Cementing leadership through strategic collaborations with global tech leaders (1) Pasqal is part of IBM Quantum Network. (1)

Pasqal Has The Software Approach To Win The Market

Pasqal

SIMPLIFIED STACK

User Applications

The front-end where users design, develop, and submit quantum programs along with specifying computational resources

- Quantum Applications
- Quantum SDKs
- Neutral Atom Programming

Resource Coordination

"Middleware" that coordinates the hybrid execution environment - the bridge between classical HPC (or cloud), AI and QC

Integration with HPC and Cloud – hybrid runtime environment

IBM(2) NVIDIA

QPU

The core quantum engine - Manages quantum processing, control, and measurement

API – QPU runtime – Operating system – Electronics

Key Takeaways

- **Pasqal accelerates quantum development by providing a full-stack environment – from SDKs to applications**
- **The product enables scalable experimentation with standardized APIs and QPU interfaces**
- **Rapidly deployable with proven use cases**

86 Total Patents(1)

53 Hardware



11%
21%
42%
26%

- Qubit Numbers and Register-Related Technologies
- QPU Operations – Fidelity and Flexibility
- Quantum Error Correction and Next-Gen Technologies
- Industrialization

33 Software



27%
18%
9%
45%

- Optimization
- Quantum Simulation and Materials
- Quantum Machine Learning
- Infrastructure and Quantum Software

(1) Includes pending patents.
(2) Pasqal is part of IBM Quantum Network.

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18 Our Quantum + AI Approach Is A Competitive Advantage (1) Source: Global Quantum Intelligence (GQI). AI Trained On Quantum Data Solving Differential Equations With AI Quantum - Enhanced Graph Machine Learning Quantum Feature Maps For AI Pasqal: The Industrial Quantum AI Engine We Are Not Just Building A Quantum Computer We are building a proprietary Operating System for Quantum AI and Materials While competitors focus on universal gate - based computing (which tries to force all quantum physics into logical gates), our analog architecture natively mimics the physical laws of nature while preserving our ability to deliver state of the art logical gate - based computing Native analog architecture eliminates the computational overhead of gate - based systems, delivering hardware - native solutions today (1)

$16.4 $17.9 $17.9 $19.6 $26.1 Dec - 24 Mar - 25 Dec - 25 Jun - 25 Commercial Sep - 25 Grant 19 Commercial Revenue Growth Since 2024 Creates Foundation To Drive Scale And Future Growth ~1.60x Revenue Growth Expected To Be Well Capitalized To Deliver Our Roadmap $610.7 Current Cash on Hand Public with SPAC Cash on Hand ($M) $452.8 (2) (1) Current cash on hand as of 2/28/2026. Revenue and current cash on hand both booked as Euro. Figures converted to USD based on EUR / USD conversion rate of 1.1826 as of 2/28/2026. LTM revenue numbers are unaudited, based on management estimates. (2) Includes $288.8M from SPAC Trust (inclusive of deferred underwriting fees of up to $12.25M), $200M expected convertible financing less $36M of transaction expenses. Does not reflect potential SPAC redemptions. LTM Revenue ($M) $157.8 (1) (1) $80M+ Booked and Awarded Business including Grants as of Dec - 2025 10 QPUs in Operation and Production 20+ Quantum Solutions Contracts in Booked and Awarded Business including Grants as of Dec - 2025

20 Commercialization Levers To Drive Growth (1) Expanding Beyond The Home Market To A Global Presence Enterprise - Grade Ready QPU & Manufacturing Capabilities Scaling Quantum Computing As A Service (QCaaS) Build a broader commercial presence across Europe, U.S., GCC and Asia Pacific with new regional teams and ongoing collaborations Expand cloud - based quantum access and accelerate QCaaS adoption using enterprise - ready applications and QPU emulation Standardize QPU deployments and scale manufacturing to support growing demand and HPC performance needs Shift from ad - hoc outreach to structured enterprise sales with tailored strategies and deeper engagement across HPC centers and universities Transition From Opportunistic To Enterprise Standard Sales Processes QCaaS + Quantum Data As A Service (QDaaS) Quantum Advantage (QA) Inflection Point Target industrial quantum advantage in materials science with impactful QA demonstrations planned by the end of Q1 2026 Deliver quantum - embedded data — unavailable through classical methods — to unlock new insights in catalysis, corrosion, and memory materials (1) Phase 3 is not reflected in the business plan.

Investment Highlights Strong transaction dynamics including attractive valuation, strong management, and blue - chip partners and investors Significant intellectual property foundation with 86 patents, founded by Nobel prize - winning scientist and over 70 international PhDs on staff Commercial stage business with global, blue - chip customers and approximately $80 million in booked and awarded business including grants as of December 2025 Expected total addressable market of $720B by 2040 (1) unlocking new performance and discovery milestones across complex industries Pasqal’s neutral atom architecture is believed to be one of the most scalable quantum technologies that integrates across the full stack of hardware, software and cloud Scalable business plan offering both hardware and cloud models, allowing the potential for low - friction customer entry, cross sell, upsell and upgrades over time 1 2 3 4 5 6 21 (1) Source: Global Quantum Intelligence (GQI). (2) Includes pending patents. (2)

Technology

Fundamental Advantages Of Neutral Atom Technology SCALABILITY No major roadblocks anticipated in the near - term to scale the qubit count to 10,000 qubits and beyond, following our roadmap (1) DUAL DIGITAL - ANALOG MODES The dual analog - digital capability, offers the opportunity of near - term value with analog while developing FTQC UNIFORMITY AND QUALITY Because our qubits are atoms, they are inherently identical and free from fabrication defects, enabling long coherence times HYBRID QUANTUM - CLASSICAL ARCHITECTURES Integration alongside classical hardware for scalable solutions ROOM TEMPERATURE & LOW ENERGY CONSUMPTION No cryogenics required. The system operates at room temperature, significantly reducing power consumption 23 (1) Based on management’s reasonable estimates with respect to product research and development.

0 100,000 Neutral atoms ~3 - 6k Super conducting ~100 - 200 Trapped ions Estimated max number of qubit without need of QPU interconnect ~100k 1995 2000 2005 2010 2015 2020 2025 0.001 0.01 0.1 Ions Superconducting Neutral atoms Neutral atoms are well fitted for scaling up Fidelities are closing the gap with competitors 24 We Believe Neutral Atoms Are Best - Suited To Reach Broad Quantum Advantage And FTQC At Scale 2027

Hardware Modular & Rapid Innovation Pasqal customers can customize, improve, and future - proof solutions to match their needs Qubit number upgrade Noise reduction Digital gates Error correction Addressability QPU 25 Modular and Upgradable Systems for Future - Proofed Excellence Pasqal’s modular hardware architecture enables clients to tailor qubit count, noise performance, addressability, among others to enhance and simplify the user experience

Integrated Photonics Drive Performance And Scalability Of Pasqal QPUs

Pasqal

We believe our core architectural strength is our ability to leverage integrated photonics for future digital machines, which we expect will **increase scalability and performance while reducing footprint.**

With a dedicated team of 28 people working on this solution, we believe we are positioned to be a **leader in the industry** when it comes to this approach

The Optical Shrink

Scaling via Photonic Integrated Circuits (PICs)

Current Architecture:
Bulk (Orion Generation)


Pasqal

50x Size Reduction

Future Architecture:
PICs (future generations)



PICs enable R&D and Production to:

✓ UNLOCK HARDWARE CAPABILITIES

- High-speed modulators
- Low noise laser sources
- Low noise amplifiers
- Filters

Compatible with scaling the technology beyond 10,000's qubits

✓ REDUCE QPU INTEGRATION COMPLEXITY

- Simplify engineering of complex optical systems
- Facilitate industrialization (compacity, reduced alignment, large scale production)

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Commercial Strategy And Applications

Pasqal Delivers Commercially Ready Neutral Atom QPUs Already deployed within HPC (Supercomputing) Data Centers 25+ use cases realized with Orion alpha in 2024 - 2025 Accessible via the Cloud Cloud DistriQ Canada Aramco KSA 2026 Cineca Italy Recent Deliveries 2025 28

29 In - House Manufacturing Capabilities Is Foundational To Our Success Pasqal’s Investment in Infrastructure and Processes Enables Delivery of up to 13 Quantum Computers per Annum Subject To Full Staffing and Parts Availability Expected Production Capacity Based On QPU Type Total Capacity Total Capacity 13 (1) All capacity numbers represent target throughput range. QPU Productions (1) QPU Type 3 – 4 On - Premise 7 – 8 Cloud 2 R&D 13 13

The Pasqal Hardware Advantage

Pasqal

While Competitors Struggle with Wiring and Cryogenics, Pasqal Scales Using Light.

Feature	Pasqal (Neutral Atoms)	Superconducting (e.g. IBM/Rigetti)	Trapped Ions (e.g. IonQ/Quantinuum)
Scaling Mechanism	✅ **Optical (Light)** (No physical wiring; qubits are created by lasers)	❌ **Physical Wires** (Complex fabrication; difficult to wire thousands of qubits)	🟡 **Magnetic Traps** (Hard to shuttle ions across large chips)
Qubit Count (Today)	✅ **250+ (Fresnel)** (High count, rapidly scalable)	✅ **133 (Heron)** (High count but scaling slows)	❌ **36-56** (Lower count; harder to scale)
Connectivity	✅ **High / Native** (Ideal for complex Industrial Optimization)	❌ **Low (Nearest Neighbor)** (Limited; requires massive overhead to solve problems)	✅ **All-to-All** (Excellent, but limited by qubit count)
Energy Efficiency	✅ **Room Temperature** (Lower energy cost) With 4K, 1000+ atoms demonstrated	❌ **25 Milli-Kelvin** (Deep Cryo; massive energy consumption)	🟡 **Varies** (Complex optical / vacuum requirements)
Strategic Focus	✅ **Sovereign, Enterprise** (On-Premise: Aramco, EuroHPC. Cloud: Enterprise and R&D)	🟡 **Cloud Generalist** (Research & Development)	🟡 **Cloud Enterprise** (Financial & General)

Pasqal Has Delivered the Most Quantum Computers in the Market Today.



Quantum Computer Delivered
Capital Raised(1)
Pasqal
10 (3 in Production)
$300M+
D-Wave
The Quantum Computing Company
7
$1B+
IQM
6
$570M+
atom computing
3
$90M+
IONQ
3
$4B+
XANADU
3
$640M+
QUANTINUUM
0
$1.2B+
PsiQuantum
0
$1.4B+
Others
18

Source: Publicly available information.
(1) Includes public and private fundraising.

30

Optimization Quantum Simulation Machine Learning 31 Pasqal’s Algorithms Are Extendable Across Multiple Customer Use Cases Optimal Storage Plan Satellite Mission Planning Portfolio Optimization Auxiliary Spin R&D Magnetic Material Simulation Small - Molecule Drug Development Graph Partitioning Multi - Physics Simulations

Business Model and Valuation

– On - Premise: Revenue recognized at commissioning, with staged cash payments across booking, delivery, and commissioning – Remote Access / Cloud: Monthly revenue based on active QPU fleet capacity and usage/booking rates – Services: This includes the development of use cases for clients, projected based on existing contracts and new clients added over the business plan horizon – Maintenance & Support: Recurring monthly revenue tied to each QPU sold and its selected maintenance plan over a five - year life – Other: Similar to On - Prem; deposit due at install – Grants: Includes money received to fund R&D programs and partial or total QPU deployments in specified geographic regions Business Model 33 GLOBAL OVERVIEW ▪ Business model assumes selling QPUs for on - premise and remote access / cloud with various new generations of QPUs becoming available for commercial use throughout the projection period (2026E – 2030E) ▪ Key revenue streams and their recognition methodology include: $80M+ Booked and Awarded Business including Grants Key Drivers: QPU sales, maintenance and upgrades

34 Transaction Overview Estimated Uses ($M) $2,000.0 Rollover Equity Value 610.7 Cash to Balance Sheet 36.0 Est. Fees and Expenses $2,646.7 Total • Pasqal to be acquired by Bleichroeder Acquisition Corp. II at Pre - Money Equity Value of ~$2.0 billion • Transaction to result in ~$610.6M cash to balance sheet, assuming no redemptions or repayments • $200M committed convertible financing at announcement of BCA. Estimated Sources ($M) $2,000.0 Issuance of Shares 288.8 SPAC Cash in Trust (1) 157.8 Pasqal Existing Cash (2) 200.0 Convertible Financing $2,646.7 Total Pro Forma Valuation at Closing ($M, except per share data) $10.00 Assumed Share Price 259.2M Pro Forma Shares Outstanding $2,591.7 Pro Forma Equity Value (610.7) Less: Cash $1,981.0 Pro Forma Enterprise Value Pro Forma Ownership Existing Pasqal Shareholders, 77% Bleichroeder Sponsor, 4% Bleichroeder Shareholders, 11% PIPE Investors, 8% $2.6B Equity Value (1) Inclusive of deferred underwriting fees of up to $12.25M. As of February 28, 2026. (2) Pasqal existing cash reflects current cash balance as of 2/28/2026. Figures are converted to USD based on EUR / USD conversion rate of 1.1826 as of 2/28/2026.

Use Of Proceeds TECHNOLOGY DEPLOYMENT ▪ Scale production ▪ Address market use cases ▪ HPC integration FTQC RAMP - UP Expected to deliver 200+ logical qubits by end of 2029 ACCELERATION OF QUANTUM ADVANTAGE Expected to reach impactful QA demonstrations by the end of Q1 2026 INTERNATIONAL COMMERCIAL & ORGANIZATIONAL GROWTH in key geographies including US, GCC, APAC and EU 35

Peer Valuation Valuation as of 2/27/2026 Pro - Forma Enterprise Value Based on Business Combination Agreement Price Based on Company filings and other publicly available information. (1) Implied pro forma valuation based on SPAC trading price. (1) (1) Pasqal’s Valuation in Line with Peers while Delivering Growing Quantum Computing Revenues Public Comparables Recent De - SPACs $2.0 36 $3.1 $1.1 $0.5 $3.3 $1.1 (1) $0.6 USD, Billions $12.9 $6.4 $5.5 $2.3

A GLOBAL LEADER IN NEUTRAL ATOM QUANTUM COMPUTING Widely considered to be one of the Global Leaders in Neutral Atom Quantum Computing. Raised $300M+ to date , from leading global investors. Partners include IBM, Nvidia, Google & Microsoft STRONG COMMERCIAL TRACTION 40+ clients/partners, 25+ use cases in different industry verticals, 7 QPUs in operation, 3 QPUs in production and 2 manufacturing facilities fully operational Pasqal is a leader in its peer group in Quantum Computers delivered Key Takeaways EXCEPTIONAL TEAM Only QC company with a Nobel Laureate as a co - founder. Executives with strong commercial, academic and public sector background. 275+ people globally. Dedicated access to one of the largest concentrations of talent and experts in neutral atoms technology globally WINNING TECHNOLOGY & ROADMAP Co - inventors of neutral atom technology. It provides greatest scalability of all approaches. Can operate in both analog and FTQC modes. Can be deployed in standard data centers. Have demonstrated 1,000+ trapped atoms with a potential path to 10,000+ qubits per QPU Demonstrate Industrial Quantum Advantage by end of Q1’2026 and 200+ logical qubits by end of 2029 37

Risk Factors 38 The below list of risk factors has been prepared solely for purposes of the proposed private placement transaction (the “Private Placement”) as part of the proposed business combination of Bleichroeder Acquisition Corp. II (“Bleichroeder”) and Pasqal Holding SAS (the “Business Combination”), and solely for potential investors in the Private Placement, and not for any other purpose. All references to “Pasqal,” the “Company”, “us” or “our” refer to the business of Pasqal Holding SAS and its consolidated subsidiaries. The risks presented below are certain of the general risks related to the business of the Company, the Private Placement and the Business Combination, and such list is not exhaustive. The list below is qualified in its entirety by disclosures contained in future documents filed or furnished by the Company and Bleichroeder, with the U.S Securities and Exchange Commission (“SEC”), including the documents filed or furnished in connection with the proposed transactions between the Company and Bleichroeder. The risks presented in such filings will be consistent with those that would be required for a public company in its SEC filings, including with respect to the business and securities of the Company and Bleichroeder and the proposed transactions between the Company and Bleichroeder, and may differ significantly from and be more extensive than those presented below. Investing in securities (the “Securities”) to be issued in connection with the Business Combination involves a high degree of risk. You should carefully consider these risks and uncertainties, together with the information in the Company’s consolidated financial statements and related notes, and should carry out your own due diligence and consult with your own financial and legal advisors concerning the risks and suitability of an investment in the Private Placement, before making an investment decision. There are many risks that could affect the business and results of operations of the Company, many of which are beyond its control. If any of these risks or uncertainties occurs, the Company’s business, financial condition and or operating results could be materially and adversely harmed. Additional risks and uncertainties not currently known or those currently viewed to be immaterial may also materially and adversely affect the Company’s business, financial condition and/or operating results. If any of these risks or uncertainties actually occurs, the value of the Company’s equity securities may decline, and any investor in the Private Placement may lose all or part of its investment. Risks Related to Our Business Capital Requirements and Cost Fluctuations. Our business and our future plans for expansion are capital intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to our shareholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than ordinary shares, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans. Development. Our technical roadmap and plans for commercialization involve technology that is not yet available for customers and may never become available or meet desired technical specifications. Our current and planned products are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. Building quantum computers requires advances in both science and engineering, and Pasqal may not have the ability to deliver those advances. The markets in which we operate are still rapidly evolving and highly competitive and the impact of rapidly changing science and engineering technologies could have an impact on the delivery of our technical roadmap which means that future generations of products both in quantum annealing and in gate model may be delayed or may never be delivered. If this happens, our technical roadmap may be delayed or may never be achieved, either of which would have a material impact on our business, financial condition or results of operations.

Risk Factors (Continued) 39 Competition . The quantum computing industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in its long - term business prospects among current and future partners and customers. As the marketplace continues to mature and new technologies and competitors enter, we expect competition to intensify. Such competition may negatively impact our ability to maintain and grow consumption of its platform or put downward pressure on its prices and gross margins, any of which could materially harm our reputation, business, results of operations, and financial condition. Our Industry. The quantum technology industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum solutions, if it encounters negative publicity or if our solutions do not drive commercial engagement, the growth of our business will be harmed. Strategic Partners. We have entered into, and may enter into, strategic partnerships to develop and commercialize our current and future research and development programs with other companies. We may not be successful in establishing or maintaining suitable partnerships, and we may not be able to negotiate collaboration agreements having terms satisfactory to us, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm our business and financial condition. Third Parties . We depend on, and anticipate that we will continue to depend on, various third - party suppliers, contractors, and strategic partners in order to sustain and grow our business . Our ability to commercialize and scale our neutral atom quantum technology is dependent also upon components we must source from electronics, optics and other industries . Shortages or supply interruptions in any of these components will adversely impact our financial performance . French State Influence. We may be subject to restrictions or delays in changes of control or significant investments due to French State influence and foreign investment regulations. We are subject to French foreign investment regulations, which require prior authorization from the French Ministry of the Economy for the acquisition of significant interests by non - French investors in companies operating in sensitive sectors, including quantum technology and defense. The French State, through BPI, is also a shareholder and will have representation on the board of the combined company (the “Combined Company”). As a result, we may be subject to governmental oversight and intervention in our business affairs as a result of this governance structure. Licensing and Acquisition of Intellectual Property . Licensing of intellectual property is of critical importance to our business. The licensing or acquisition of third - party intellectual property rights is a competitive area, and more established companies may also pursue strategies to license or acquire third - party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources, and greater commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third - party intellectual property rights on terms that would allow us to make an appropriate return on our investment or any return on our investment at all. If we are unable to successfully obtain rights to required third - party intellectual property rights, we may have to abandon development of our products and technologies, which could have an adverse effect on our business, financial condition, results of operations, and prospects.

Risk Factors (Continued) 40 Risks Related to the Private Placement Capital Raise. There can be no assurance that we will be able to raise the anticipated $[200] million in the Private Placement, or that the amount of funds raised in the Private Placement will be sufficient to consummate the Business Combination or for use by the Combined Company. Voting Power. The issuance of shares of the Combined Company’s securities in connection with the Private Placement will dilute the voting power of the Combined Company’s shareholders. Risks Related to the Business Combination Transaction Costs. Both Bleichroeder and we will incur significant transaction costs in connection with the Business Combination. Contingencies of Business Combination. The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed. Key Personnel. The ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain of our key personnel, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business. Redemption. If a significant number of Bleichroeder’s ordinary shares are elected to be redeemed in connection with the Business Combination, the stock ownership of the Combined Company will be highly concentrated, which will reduce the public “float’ and may have a depressive effect on the market once of the ordinary shares of the combined company. Redemptions will also reduce the amount of capital available to the Combined Company following the Business Combination. Value of Securities. If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Bleichroeder’s securities or, following the consummation of the Business Combination, the value of the Combined Company’s securities, may decline. Stock Exchange Approval. There can be no assurance that the Combined Company’s securities will be approved for listing on the chosen stock exchange or that the Combined Company will be able to comply with the continued listing standards of such stock exchange Conflicts of Interest. Some of Bleichroeder’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether we are an appropriate target for Bleichroeder’s initial business combination. Legal Proceedings. Legal proceedings or governmental investigations in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Risk Factors (Continued) 41 Compliance with Laws. Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect us and the Combined Company’s business, including Bleichroeder, and our ability to consummate the Business Combination, and results of operations. Market Price. The market price of the Combined Company’s or Bleichroeder’s equity securities may be volatile and decline materially as a result of volatility in our industry or the market generally, or for other reasons. Additionally, market value of companies that entered into business combination agreements with special purpose acquisition vehicles have been affected by adverse economic and market forces, which may induce downward pressure on the price and trading volume of the Combined Company’s or Bleichroeder’s equity securities. Operating as a Public Company. Upon consummation of the Business Combination, the Combined Company will be required to comply with additional regulatory, reporting, and corporate governance requirements applicable to public companies, including the rules and regulations of the SEC and the listing standards of the stock exchange on which the Combined Company's securities are listed. These requirements will place significant demands on the Combined Company's management, administrative, operational, and accounting resources, and will result in increased legal, accounting, compliance, and other costs that Pasqal has not historically incurred as a private company. There can be no assurance the Combined Company will have the ability to maintain internal control over financial reporting and operate as a public company. In addition, as a public company, the Combined Company will be subject to heightened public scrutiny by investors, securities analysts, and the media, which could affect the market price of its securities. The need to establish the corporate infrastructure necessary for a publicly traded company may divert management's attention from implementing the Combined Company's corporate strategy, which could delay or impede the achievement of the Combined Company's business objectives.